Exhibit 99.1

FOR IMMEDIATE RELEASE

NovaDel Reports Fourth Quarter and Full Year Fiscal 2006 Financial Results

Recent Highlights Include Positive Data on Sumatriptan Oral Spray

Flemington, NJ, October 30, 2006 - NovaDel Pharma Inc. (AMEX: NVD) reported results for its fourth quarter and fiscal year ended July 31, 2006.

For the three months ended July 31, 2006, the Company reported a net loss of $2.5 million, or $0.05 cents per share, compared to a net loss of $2.0 million, or $0.05 cents per share, in the same period last year. The difference was primarily attributable to increased general and administrative expenses due to non-cash stock compensation charges that the Company is required to recognize pursuant to the adoption of FASB Statement No. 123R “Share-Based Payment” in fiscal 2006. In the prior fiscal year, stock compensation charges were not recorded in the statement of operations, but were instead reflected in the notes to the financial statements. Cash, cash equivalents and short-term investments as of July 31, 2006 were $10.1 million.

For the fiscal year ended July 31, 2006, the Company reported a net loss of $10.1 million, or $0.23 cents per share, compared to a net loss of $9.5 million, or $0.27 cents per share, in the same period last year. The difference was primarily attributable to an increase in research and development expenses in fiscal 2006 driven by expenditures related to the continued development of the Company’s product pipeline. General and administrative expenses increased due to non-cash stock compensation charges.

“The milestones that we successfully achieved in fiscal 2006 have positioned us for a very exciting and ground breaking 2007,” commented Jan Egberts, M.D., President and CEO of NovaDel. “We look forward to two potential product approvals and launches in the coming year with our partnered products, NitroMist™ and Zensana™, as well as pivotal trial results for our oral spray formulations of zolpidem and sumatriptan, for which NovaDel retains 100% commercialization rights. Additionally, we are on track to hit our goal of New Drug Application submissions in 2007 for both of these candidates.”

Recent Company Highlights Include:

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Positive results from a pharmacokinetic study comparing sumatriptan oral spray to sumatriptan (Imitrex®) tablets. Results from this pilot study demonstrate that sumatriptan oral spray achieves a statistically significant faster rate of absorption than Imitrex® tablets. The rate of drug absorption is believed to be the most important predictor of the degree and speed of migraine relief. Sumatriptan is the active ingredient in Imitrex® which is the largest selling migraine remedy.

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Submission of a New Drug Application for Zensana™ (ondansetron oral spray) by our partner Hana Biosciences. If approved, Zensana will provide a new, innovative treatment option for patients suffering from nausea and vomiting associated with chemotherapy and radiation therapy. Hana expects FDA action on the Zensana™ application by April 2007. Ondansetron is the active ingredient in Zofran®, the most widely used anti-emetic

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The addition of two oral spray drug candidates to our pipeline, tizanidine oral spray for spasticity and ropinirole oral spray for Parkinson’s disease. NovaDel’s new programs are focused on treating disorders of the central nervous system and are expected to enter clinical trials in early 2007.

NitroMist™ is a pending trademark of Par Pharmaceutical Companies, Inc.

Zensana™ is a pending trademark of Hana Biosciences.

Zofran® and Imitrex® are registered trademarks of GlaxoSmithKline.

About NovaDel Pharma, Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) more rapid delivery of drugs to the bloodstream allowing for quicker onset of therapeutic effects compared to conventional oral dosage forms; (ii) increased bioavailability of a drug by avoiding metabolism by the liver; (iii) improved drug safety profile by reducing the required dosage, including possible reduction of side effects; (iv) improved dosage reliability; (v) allowing medication to be taken without water; (vi) avoiding the need to swallow as is the case with many medications; and (vii) improved patient convenience and compliance. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX:  NVD), visit our website at www.novadel.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:
NovaDel Pharma Inc.

Michael Spicer, (908) 782 – 3431, ext. 2550

or

MacDougall Biomedical Communications

Chris Erdman, (508) 647 – 0209, ext. 14